Exhibit 10.2

March 28, 2013

Mary Elizabeth Higgins

3211 Ashby Avenue

Las Vegas, Nevada 89102

Re:                          Amendment to Employment Agreement

Dear Mary Beth,

Reference is made to that certain employment agreement between Global Cash Access, Inc. (the “Company”) and you, dated August 26, 2010 (the “Original Agreement”).

This letter confirms that the section of the Original Agreement entitled “Bonus” be, and hereby is, amended in its entirety as follows:

“Bonus:    In addition to your annual base salary, you will be eligible for a discretionary annual bonus with a target of 60% of your base salary. The bonus plan is based half on your organization’s performance, measured against goals you agree upon with the Chief Executive Officer and half based upon the earnings per share for the Company, which will be established in the first quarter of each fiscal year. Each of the components could result in a bonus of 150% of the target (90% of salary), depending upon performance. If threshold targets are not met the bonus level could be zero.”

Except as provided above, the terms of the Original Agreement remain in full force and effect.

Please indicate your agreement to the foregoing by signing and dating this letter and returning it to me. If you have any questions or concerns, please let me know.

Sincerely,

By:	/s/ David Lopez
Name: David Lopez
Title: President and
Chief Executive Officer

Date:    March 29, 2013

I, Mary Elizabeth Higgins, have read this letter, understand its terms, and have accepted it as of the date written below:

By:	/s/ Mary E. Higgins
Name: Mary E. Higgins

Date: March 29, 2013